Exhibit 99.1

Teva Announces Appointment of New Chief Financial Officer

JERUSALEM--(BUSINESS WIRE)--November 7, 2019--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) announced today the appointment of Eli Kalif as Executive Vice President and Chief Financial Officer. Mr. Kalif will begin his employment on December 22, 2019. He will be based out of Teva’s global headquarters in Israel.

Mr. Kalif joins Teva with broad experience in corporate and operational finance,  most recently as Senior Vice President, Finance, leading the finance organization that supports the Global Operations, Components & services business at Flex Ltd. (NASDAQ: FLEX), a global technology design and manufacturing service provider with extensive operations that include 85 production sites in 30 countries.

"Eli brings to Teva more than 20 years of leadership roles with a proven track record in complex financial organizations, where he was responsible for leading global teams supporting multi-billion-dollar operations within a dynamic market environment," said Kåre Schultz, Teva's President and CEO. "He possesses a profound understanding of global production structures and has experience in leading organizational transformation, as well as building world class financial organizations. With deep functional expertise and technical knowledge in all aspects of corporate finance, financial planning and accounting, I believe Eli has the required leadership capabilities to strategically manage our debt, enabling the company to move forward from the restructuring phase to optimizing Teva for success and future sustainable growth."

Mr. Kalif stated, "I look forward to joining Teva's leadership team and leading its finance organization to contribute to Teva's future success as the company progresses to the next phase of its strategy."

Kåre Schultz, Teva’s President and CEO, will perform the functions of the Company’s chief financial officer from the date of Mr. McClellan’s departure on November 8, 2019 until Mr. Kalif begins employment with the Company on December 22, 2019.

Eli Kalif bio

Eli Kalif has held senior positions at Flex Ltd, a US-based global technology design and manufacturing service provider, with annual revenues of approximately $25 billion. His most recent position was Senior Vice President Finance Global Operations, Components & Services, which he has held since 2013, and he previously served as Vice President of Finance for the Americas as well as in Europe & South America.

Mr. Kalif is a Certified Public Accountant (CPA) with a degree in Accounting and Economics.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at www.tevapharm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to our ability to successfully execute a smooth transition of CFO functions as well as our ability to retain and recruit qualified executives; uncertainties related to, and failure to achieve, the potential benefits and success of our senior management team and organizational structure; our ability to successfully compete in the marketplace; our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; compliance, regulatory and litigation matters; other financial and economic risks; and other factors discussed in our Quarterly Reports on Form 10-Q for the first, second and third quarters of 2019 and in our Annual Report on Form 10-K for the year ended December 31, 2018, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Contacts

IR Contacts
United States
Kevin C. Mannix (215) 591-8912
Ran Meir 972 (3) 926-7516

PR Contacts
United States
Kelley Dougherty (973) 832-2810
Israel
Yonatan Beker 972 (54) 888 5898